Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Interactive Data Corporation 2009 Long-Term Incentive Plan of our reports dated February 26, 2010, with respect to the consolidated financial statements and schedule of Interactive Data Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of Interactive Data Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 26, 2010